For Immediate Release

Date: July 25, 2024

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Second Quarter Results

EVERETT, MA, July 25, 2024 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $791,000, or $0.09 per diluted share, for the quarter ended June 30, 2024, compared to $1.4 million, or $0.17 per diluted share, for the quarter ended June 30, 2023, a decrease of $634,000 in net income. For the six months ended June 30, 2024, the Company reported net income of $1.4 million, or $0.17 per diluted share, as compared to net income of $2.3 million, or $0.27 per diluted share, for the six months ended June 30, 2023, a decrease of $914,000 in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "Our second quarter results indicate positive movement across our major asset classes. In an environment of increasing economic uncertainty our continuing attention to, and focus on, our customers, expenses, credit and responsible growth continue to be our guiding principles."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $6.0 million for the quarter ended June 30, 2024, a decrease of $386,000, or 6.0%, from $6.4 million for the quarter ended June 30, 2023. This decrease was primarily due to a decrease in the net interest margin, as increases in earning asset yields were more than offset by increased funding costs. Our net interest margin for the quarter ended June 30, 2024 was 1.82% as compared to 2.18% for the quarter ended June 30, 2023. The provision for credit losses increased to $292,000 for the quarter ended June 30, 2024 from $0 for the quarter ended June 30, 2023. The provision for credit losses for the quarter ended June 30, 2024 was driven by loan growth. The $0 provision for credit losses for the quarter ended June 30, 2023 included a provision for loan losses, offset by a benefit to the provision for off balance sheet commitments. The combination of these items resulted in a decrease of $678,000, or 10.6%, in net interest and dividend income after provision for credit losses for the quarter ended June 30, 2024 as compared to the quarter ended June 30, 2023.

Net interest and dividend income before provision for credit losses was $11.9 million for the six months ended June 30, 2024, a decrease of $852,000, or 6.7%, from $12.8 million for the six months ended June 30, 2023. This decrease was primarily due to a decrease in the net interest margin, as increases in earning asset yields were more than offset by increased funding costs. Our net interest margin for the six months ended June 30, 2024 was 1.83% as compared to 2.28% for the six months ended June 30, 2023. The provision for credit losses decreased $441,000, to $438,000 for the six months ended June 30, 2024, from $879,000 for the six months ended June 30, 2023. The decrease in the provision for credit losses was driven by lower loan growth during the six months ended June 30, 2024 as compared to the six months ended June 30, 2023. The combination of these items resulted in a decrease of $411,000, or 3.5%, in net interest and dividend income after provision for credit losses for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.

NONINTEREST INCOME

Noninterest income increased $49,000, or 20.4%, to $289,000 for the quarter ended June 30, 2024 from $240,000 for the quarter ended June 30, 2023. The increase was driven by increases in income from bank-owned life insurance, net gains on sales of loans and customer service fees.

Noninterest income increased $124,000, or 26.4%, to $594,000 for the six months ended June 30, 2024 from $470,000 for the six months ended June 30, 2023. The increase was driven by increases in net gains on sales of loans, income from bank-owned life insurance and customer service fees.

NONINTEREST EXPENSE

Noninterest expense increased $236,000, or 5.0%, to $4.9 million for the quarter ended June 30, 2024 from $4.7 million for the quarter ended June 30, 2023. Significant changes are as follows:

•
Salaries and employee benefits increased $307,000, or 10.9%, driven by $242,000 in stock based compensation recorded in the quarter ended June 30, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in the quarter ended June 30, 2023 related to this plan;
•
Director compensation increased $90,000, or 75.6%, driven by $82,000 in stock based compensation recorded in the quarter ended June 30, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in the quarter ended June 30, 2023 related to this plan;
•
Advertising and promotions decreased $102,000, or 49.0%. We have strategically reduced certain advertising costs in an effort to manage overall noninterest expenses;
•
Professional fees decreased $64,000, or 21.7%, primarily due to higher legal and consulting costs during the 2023 period related to operating a new publicly traded company; and
•
FDIC deposit insurance expense decreased $88,000, or 31.2%. During the second quarter of 2023 there were increases in the assessment rates charged by the FDIC.

Noninterest expense increased $968,000, or 10.5%, to $10.2 million for six months ended June 30, 2024 from $9.2 million for the six months ended June 30, 2023. Significant changes are as follows:

•
Salaries and employee benefits increased $732,000, or 12.8%, driven by $484,000 in stock based compensation recorded in the six months ended June 30, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in the six months ended June 30, 2023 related to this plan;
•
Director compensation increased $176,000, or 73.3%, driven by $165,000 in stock based compensation recorded in the six months ended June 30, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in the six months ended June 30, 2023 related to this plan; and
•
Advertising and promotions decreased $139,000, or 37.0%. We have strategically reduced certain advertising costs in an effort to manage overall noninterest expenses.

INCOME TAXES

We recorded a provision for income tax expense of $272,000 for the quarter ended June 30, 2024, compared to a provision for income tax expense of $503,000 for the quarter ended June 30, 2023, reflecting effective tax rates of 25.6% and 26.1%, respectively.

We recorded a provision for income tax expense of $482,000 for the six months ended June 30, 2024, compared to a provision for income tax expense of $823,000 for the six months ended June 30, 2023, reflecting effective tax rates of 25.4% and 26.1%, respectively.

BALANCE SHEET

Total assets increased $55.6 million, or 4.3%, to $1.34 billion at June 30, 2024 from $1.28 billion at December 31, 2023.

Total net loans increased $63.1 million, or 6.1%, to $1.10 billion at June 30, 2024 from $1.04 billion at December 31, 2023.

•
Multi-family real estate loans increased $28.8 million, or 10.0%, to $316.2 million at June 30, 2024 from $287.4 million at December 31, 2023.
•
Commercial real estate loans increased $14.5 million, or 7.4%, to $210.9 million at June 30, 2024 from $196.4 million at December 31, 2023.
•
Residential real estate loans increased $8.2 million, or 2.0%, to $418.3 million at June 30, 2024 from $410.1 million at December 31, 2023.
•
Commercial loans increased $5.0 million, or 53.9%, to $14.2 million at June 30, 2024 from $9.2 million at December 31, 2023.
•
Home equity lines of credit increased $4.6 million, or 14.0%, to $38.0 million at June 30, 2024 from $33.4 million at December 31, 2023.
•
Construction loans increased $2.6 million, or 2.3%, to $114.6 million at June 30, 2024 from $112.0 million at December 31, 2023.

Cash and cash equivalents decreased $7.6 million, or 6.4%, to $111.4 million at June 30, 2024 from $119.0 million at December 31, 2023. The decrease in cash and cash equivalents was driven by loan growth.

Deposits increased $64.6 million, or 7.4%, to $932.8 million at June 30, 2024 from $868.2 million at December 31, 2023.

•
Certificates of deposit increased $66.1 million, or 13.3%, to $564.6 million at June 30, 2024 from $498.5 million at December 31, 2023.
•
Money market deposit accounts increased $26.7 million, or 20.3%, to $158.1 million at June 30, 2024 from $131.4 million at December 31, 2023.
•
Savings accounts decreased $25.2 million, or 18.4%, to $112.6 million at June 30, 2024 from $137.8 million at December 31, 2023.
•
Interest bearing checking accounts decreased $2.4 million, or 10.8%, to $19.8 million at June 30, 2024 from $22.2 million at December 31, 2023.
•
Demand deposit accounts decreased $541,000, or 0.7%, to $77.8 million at June 30, 2024 from $78.3 million at December 31, 2023.

FHLB advances decreased $10.0 million, or 4.3%, to $224.0 million at June 30, 2024 from $234.0 million at December 31, 2023.

Total shareholders' equity increased $1.6 million, or 0.9%, to $166.5 million as of June 30, 2024 from $164.9 million as of December 31, 2023. This increase is primarily the result of earnings of $1.4 million and an increase of $427,000 in accumulated other comprehensive income (“AOCI”). The increase in AOCI was driven by an increase in the fair value of cash flow hedges entered into during the six months ended June 30, 2024. Partially offsetting these increases to shareholders' equity was a decrease in additional paid-in capital of $457,000. This decrease was driven by $1.2 million in shares repurchased under our share repurchase plan, partially offset by an increase in additional paid in capital of $699,000 related to stock based compensation and ESOP shares committed to be released. Our book value per share increased $0.34 to $18.09 at June 30, 2024 from $17.75 at December 31, 2023.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of June 30, 2024 was $9.0 million and 0.81%, respectively, as compared to $8.6 million and 0.82%, respectively, as of December 31, 2023. For the six months ended June 30, 2024 and June 30, 2023 the Company recorded net charge offs of $3,000 and $0, respectively. Total non-performing assets were $1.2 million, or 0.09%, of total assets as of June 30, 2024 and $1.2 million, or 0.09% of total assets, as of December 31, 2023.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

June 30, 2024 (unaudited) and December 31, 2023

(in thousands except share data)

	June 30, 2024	December 31, 2023

ASSETS
Cash and due from banks	$2,783	$3,786
Short-term investments	108,659	115,250
Total cash and cash equivalents	111,442	119,036
Investments in available-for-sale securities (at fair value)	—	5,003
Investments in held-to-maturity securities, at cost (fair values of $74,047 at June 30, 2024 (unaudited) and $70,590 at December 31, 2023)	80,458	76,979
Loans held-for-sale	624	—
Loans, net of allowance for credit losses of $9,025 at June 30, 2024 (unaudited) and $8,591 at December 31, 2023	1,102,886	1,039,789
Federal Home Loan Bank stock, at cost	9,600	9,892
Premises and equipment, net	3,663	3,754
Accrued interest receivable	4,211	3,766
Deferred tax asset, net	4,604	4,767
Bank-owned life insurance	14,706	14,472
Other assets	3,744	2,877
Total assets	$1,335,938	$1,280,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$77,801	$78,342
Interest-bearing	854,976	789,872
Total deposits	932,777	868,214
Federal Home Loan Bank advances	224,000	234,000
Other liabilities	12,697	13,220
Total liabilities	1,169,474	1,115,434

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,200,219 shares and 9,291,810 shares, respectively	92	93
Additional paid-in capital	86,974	87,431
Retained earnings	85,266	83,854
Accumulated other comprehensive income	556	129
Unallocated common shares held by the Employee Stock Ownership Plan	(6,424)	(6,606)
Total shareholders' equity	166,464	164,901
Total liabilities and shareholders' equity	$1,335,938	$1,280,335

Shareholders' Equity Ratios
Book value per common share	$18.09	$17.75

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	16.94%	17.30%
Tier 1 capital to risk weighted assets	15.85%	16.22%
Tier 1 capital to average assets	10.78%	11.31%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$14,174	$12,122	$27,619	$23,049
Interest and dividends on securities	779	667	1,543	1,227
Other interest income	1,433	862	2,917	1,437
Total interest and dividend income	16,386	13,651	32,079	25,713
Interest expense:
Interest on deposits	8,159	5,055	15,684	8,973
Interest on Federal Home Loan Bank advances	2,214	2,197	4,482	3,975
Total interest expense	10,373	7,252	20,166	12,948
Net interest and dividend income	6,013	6,399	11,913	12,765
Provision for credit losses	292	-	438	879
Net interest and dividend income after provision for credit losses	5,721	6,399	11,475	11,886
Noninterest income:
Customer service fees	143	130	284	251
Income from bank-owned life insurance	117	99	234	197
Net gain on sales of loans	19	5	54	5
Other income	10	6	22	17
Total noninterest income	289	240	594	470
Noninterest expense:
Salaries and employee benefits	3,130	2,823	6,441	5,709
Director compensation	209	119	416	240
Occupancy and equipment expense	263	248	538	452
Data processing	285	293	596	535
Computer software and licensing	75	71	160	128
Advertising and promotions	106	208	237	376
Professional fees	231	295	591	658
Federal Deposit Insurance Corporation deposit insurance	194	282	372	407
Other expense	454	372	824	702
Total noninterest expense	4,947	4,711	10,175	9,207
Income before income tax expense	1,063	1,928	1,894	3,149
Income tax expense	272	503	482	823
Net income	$791	$1,425	$1,412	$2,326
Share data:
Weighted average shares outstanding, basic	8,265,579	8,490,128	8,282,677	8,485,610
Weighted average shares outstanding, diluted	8,342,516	8,490,128	8,358,818	8,485,610
Basic earnings per share	$0.10	$0.17	$0.17	$0.27
Diluted earnings per share	$0.09	$0.17	$0.17	$0.27